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                              TERMS AND CONDITIONS
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Our quotation, #UDKN-040425-5 dated July 9, 2004, is based on the following terms and conditions, which shall become an integral part of our contract or your purchase order. If there is any question, please let us know.

1. Price and P.O.:
The quoted prices [[The confidential material contained herein has been omitted and has been separately filed with the Commission.] from the quotation] are firm in Japanese Yen, which your purchase order shall be based on.

2. Delivery point of the equipment:
Delivery to Buyer shall be made on FOB Japanese port basis. (Incoterms 2000).

3. Shipment:
The equipment quoted will be ready for shipment, with Initial Acceptance Test successfully completed, within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] months after the date of our acceptance in writing of your purchase order. The shipment plan is based on the agreed Acceptance Criteria and design approval within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] months from the date of Buyer's purchase order. If the criteria become different from this, the shipment date shall be reasonably shifted based on the volume of the increase/decrease of the criteria.

4. Validity:
This proposal will remain valid until July 15, 2004, and your order thereafter is subject to our Confirmation.

5. Payment term:
Payment shall be made by T/T remittance per the following schedule and upon receipt of Seller's invoice:
- [The confidential material contained herein has been omitted and has been separately filed with the Commission.] % of the total purchase order amount within 10 calendar days from your purchase order and our written acceptance of the order
- [The confidential material contained herein has been omitted and has been separately filed with the Commission.] % of the total purchase order amount within 10 calendar days from the date of your written approval of Tokki drawing submitted
- [The confidential material contained herein has been omitted and has been separately filed with the Commission.] % of the total purchase order amount within 7 calendar days from successful completion of Initial Acceptance Test at Manufacturer on the condition that Seller shall submit the Retention Bond (Bank Guarantee) in the amount equivalent to [The confidential material contained herein has been omitted and has been separately filed with the Commission.] % in advance of the above completion of Initial Acceptance Test.

Delay by Buyer in any payment or in drawing approval will have impact on our project schedule and our delivery time shall be extended for a period of such delay. For each day of delay beyond the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] month period indicated above for successful completion of the Initial Acceptance Test (excluding any delay primarily attributable to Buyer), the purchase price will be reduced by [The confidential material contained herein has been omitted and has been separately filed with the Commission.] % of the total purchase order amount, up to a maximum reduction of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] %, without limiting Buyer's other rights or remedies.

6. Scope of work:
Our quotation includes all the items, components and services as stated in our proposal and does not include any item or service which is not expressly stated therein.

7. Manufacturer: Tokki Corporation, Japan

8. Specifications:
As per the agreed-upon specifications (No. #04102091-KN4 dated July 9, 2004), as modified or supplemented in writing by the parties.

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9. Changes:
In case Buyer requests a change in specification, scope of work or delivery schedule, reasonable adjustment, if any, in time and price shall be first agreed in writing by both parties prior to execution of any work for such change. Subject to the foregoing, all changes must be approved by authorized representatives of Buyer and Seller, which in the case of Seller shall be limited to Mr. Toshihiro Awata and in the case of Buyer shall be limited to Dr. Michael Hack and in the case of Manufacturer shall be limited to Mr. Masaki Hamada.

10. Language
All communications shall be made in English or Japanese.

11. Unit
Metric system shall be applied.

12. Warranty:
The Seller warrants that the equipment is free from any defect resulting from faulty design, material or workmanship and will conform to the agreed-upon specifications for a period of 12 months after the date of successful completion of the Final Acceptance Test which shall be carried out at the Buyer's site or 18 months from the date of Bill of Lading, whichever comes earlier. Replacement of or repaired defective parts/components will be made available at the cost of Seller during the warranty period. Repair work may be executed either at the Buyer's site or at Manufacture's facility at the decision of Buyer. Replacement or installation of such parts/components shall be carried out promptly on Buyer's request at the cost of Seller, including travel and related costs. The warranty does not cover any defect or problem to the extent caused due to:

         (1) Ill handling, improper operation, improper maintenance, modification or relocation of any part or component of the equipment, or environmental contamination, or
         (2) Operation not as designed or for the purpose not intended as contracted and designed,
         (3)   Normal wear or consumable items, or
         (4)   Items or work not included in our scope of work

13. Acceptance test before shipment:
An Initial Acceptance Test at Seller's factory prior to the shipment with the Buyer's attendance will be conducted. No equipment will be shipped until Buyer confirms success of the Initial Acceptance Test in writing. The Initial Acceptance Criteria shall be agreed by the parties in writing within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] months from the date of Buyer's purchase order. The shipment date and the price are subject to change due to changes in the criteria.

14. Acceptance test after installation:
A Final Acceptance Test at Buyer's factory after the installation with the Buyer's attendance will be conducted. The Final Acceptance Criteria shall be agreed by the parties in writing within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] months from the date of Buyer's purchase order. The acceptance test date and the price are subject to change due to changes in the criteria.

15. Force Majeure:
Neither party shall be held liable for delay or failure to perform any of its obligations under this Contract or purchase order when such delay or failure is due to acts of God, riot, fires, strikes, legal restrictions, governmental actions, or any other casualty or cause beyond the control of the parties hereto and their applicable representatives, agents and subcontractors. Any party whose obligations have been suspended by any causes provided herein shall endeavor to remove the cause thereof as soon as reasonably possible and shall resume the performance of such obligations as soon as reasonably possible after the removal of such cause, provided, in the event that such cause continues more than three
(3) months, the other party, without limiting any other rights or remedies available to it, may terminate this contract on a ten (10) day's notice in writing, subject to discussion and agreement by the parties on the costs already incurred on the equipment prior to such termination.


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16. Packing:
Sea-worthy or Air-worthy Manufacturer's standard export packing

17. Training:
Reasonable training at Buyer's factory after the installation with the Buyer's attendance will be provided at no added cost to Buyer. The details of training shall be as per the agreed-upon specifications (No. #04102091-KN4 dated July 9, 2004)

18. Effectiveness and Duties:
The contract will become effective subject to the Export clearance by the Japanese Government, if applicable. Seller shall pay all applicable export clearance fees and other fees or charges imposed by the Japanese Government, if applicable. Buyer shall pay all applicable import fees, customs duties and other fees or charges imposed by the U.S. Government.

19. Limitation of liability:
In no event shall either party be liable to the other for any consequential damages or other indirect damages including, but not limited to, loss of income, profits, or interest incurred as a result of this contract or due to Force Majeure.

20. Cancellation/Termination:
Except as otherwise agreed in writing, neither party shall have the right to cancel, or terminate all or any portion of the contract or purchase order without the prior written consent of the other. Notwithstanding the foregoing, either party, without limiting its rights or remedies, may cancel/terminate this contract or purchase order upon written notice to the other if the following event occurs:

(1) Such event that either party breaches any material terms or conditions of this contract or purchase order and fails to cure such breach within 60 days following written notice thereof by the other party, or
(2) Such event that either party files a petition in bankruptcy, or is adjudged bankrupt, or enters into a procedure of winding up or dissolution, or enters into arrangement for the benefits of creditors, or a trustee or receiver is appointed for it, or it commits any other act of insolvency or it is merged into any other entity.

In case of cancellation/termination of the contract or purchase order due to reason attributable to Buyer, all the materials and design drawings as progressed as of the date of such cancellation/ termination shall be delivered to Buyer by Seller within the agreed due date. All the costs and charges incurred as of the date of such cancellation/termination shall be paid as a compensation in full to Seller by Buyer within the agreed due date. Seller shall be entitled to receive or retain payments equivalent to the percentage of work completed by Seller as of such date, and Buyer shall pay any underpaid amounts or Seller shall refund any overpaid amounts promptly thereafter.

21. Arbitration
The parties shall endeavor to settle any dispute, controversy or claim arising out of or in connection with this contract or purchase order, or the breach, termination or invalidity thereof, amicably through negotiations between Buyer and Seller. In case no settlement can be reached through negotiations, the parties may elect to settle the dispute by arbitration. If such an election is made, the place of arbitration shall be, unless otherwise agreed between the parties, the country in which the respondent resides. Where the respondent in such dispute is Buyer, arbitration shall be held in the city of Buyer's requested place, through the services of Buyer's requested association in accordance with the Arbitration Rules of the said Association; arbitration shall be of the free type, according to the meaning given in the aforementioned Rules. Where the respondent in such dispute is Seller, the arbitration shall be held in Tokyo, Japan, through the service of "The Japan Commercial Arbitration Association" in accordance with The Commercial Arbitration Rules of the said Association; arbitration shall be of the free type, according to the meaning given in the aforementioned Rules, The award rendered by the Arbitration(s) shall be final and binding upon Buyer and Seller.

22. Governing Law
The validity, construction and performance of this contract or purchase order shall be governed by the laws of the United Kingdom.

23. Standard terms and conditions:
Neither party's Standard Terms and Conditions will apply to this Contract or the work to be performed hereunder unless expressly agreed to in writing by both parties.


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24. Compliance with Standards:
Manufacturer shall design and manufacture the system in compliance with the following standards:
1) JIS,
2) JEC
3) JEM
and, if any, such other standard as are agreed to by the parties in writing, it being understood that changes following issuance of Buyer's purchase order may result in delayed delivery or additional costs to Buyer.

25. Confidentiality:
The provisions of the Three-Party Confidentiality Agreement between the parties dated as of December 1, 2003 are incorporated into this Agreement by reference, with the Stated Purpose as defined therein including performance under this Contract.

26. Intellectual Property Rights:
Seller has procured for Buyer, and Seller hereby perpetually and irrevocably grants to Buyer, such rights under any patents or other intellectual property of Seller and/or any of Seller's subcontractors as are necessary for Buyer to use the equipment in its intended manner, for research and development purposes only. Except as may have been communicated to Buyer in writing, Seller and its subcontractors are unaware of any patent or other intellectual property rights of third parties that are or may reasonably be required for Buyer to use the equipment in its intended manner for such purposes. The foregoing shall not cover the modification of any part or component of the equipment by Buyer, or operation of the equipment not as intended or for purposes not as permitted herein.

27. Software:
The equipment shall include all necessary software (i.e., the software required to provide the necessary functionality per the agreed-upon systems specification document), including all third-party software except as may otherwise be expressly agreed in writing, and Seller hereby grants to Buyer, or shall procure for Buyer at no additional cost, all rights necessary for Buyer to use such software in connection with operation of the equipment. Upon Buyer's request, Seller will arrange for the source code for such software to be placed in escrow on Buyer's behalf and at Buyer's sole expense.

28. Spare Parts and User Documentation:
Promptly following completion of the Final Acceptance Test, Seller shall deliver to Buyer such quantities of standard accessory parts (Please refer to the standard accessory parts list dated June 11, 2004.) and user documentation for the equipment as are agreed to by the parties in writing prior to issuance of Buyer's purchase order. In addition, Seller shall provide Buyer with a spare parts list with current pricing and lead times for delivery when detailed design work is completed.

29. Support and Response Times:
Upon Buyer's reasonable request, Seller shall provide Buyer with telephone and on-site support, repair or replace defective parts/component, and make available to Buyer necessary quantities of spare parts or equivalent as in each case may be reasonably necessary for the equipment to continue operating in its intended manner. To the extent such items are covered by the warranty under paragraph 12 above, such support and other items shall be provided at no additional cost to Buyer. Details of the support and response times by Manufacturer shall be agreed by the parties in writing within 3 months from the date of Buyer's purchase order, it being understood that the agreed-upon time for telephone support response will not exceed [The confidential material contained herein has been omitted and has been separately filed with the Commission.] and the agreed-upon time for on-site support response will not exceed [The confidential material contained herein has been omitted and has been separately filed with the Commission.].


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